Exhibit 99.1

Coach Reports Second Quarter Earnings Per Share of $0.50; up 46% and Ahead of Expectations; Raises Guidance for FY04

    NEW YORK--(BUSINESS WIRE)--Jan. 21, 2004--

   Increases 2H04 Guidance to $0.48; above Consensus by $0.04 and up
                          45% from Prior Year

    Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced a 46% increase in earnings per diluted share to $0.50 for its second fiscal quarter ended December 27, 2003. This substantial increase in earnings from the prior year's second quarter reflected a 33% gain in net sales combined with operating margin improvement.
    In the second quarter, net sales were $411.5 million, 33% higher than the $308.5 million reported in the same period of the prior year. Net income rose 53% to $95.4 million, or $0.50 per share, compared with $62.4 million, or $0.34 per share the prior year. These results were ahead of the analysts' recently revised consensus estimate of $0.49 per share.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "Our strong second quarter sales continued to reflect Coach's expanding market share driven by the growing international appeal of the Coach brand. This strength was evidenced throughout all channels of our business and across all geographies as consumers enthusiastically embraced our holiday assortment. Also, our profitability improvement highlights our ability to further achieve gross margin expansion and to leverage our expenses as our sales base increases."
    During the quarter, gross profit rose 41% to $305.1 million from $216.8 million a year ago. Gross margin expanded by 390 basis points from 70.3% to 74.2%, primarily due to shifts in channel and product mix. SG&A expenses as a percentage of net sales declined to 35.1%, a 190 basis point decrease from the 37.0% reported in the year-ago quarter, primarily due to leveraging the higher sales.
    For the six months ended December 27, 2003, net sales were $669.9 million, up 34% from the $501.3 million reported in the first six months of fiscal 2003. Net income rose to $137.8 million, up 62% from the $84.9 million reported a year ago.
    Second fiscal quarter sales results in each of Coach's primary channels of distribution grew as follows:

    -- Direct to consumer sales, which consist primarily of sales at U.S. Coach stores, increased 24% to $237.1 million from $191.5 million last year. Comparable store sales for the quarter rose 13.7%, with retail stores up 16.4% and factory store sales up 9.4%.

    -- Indirect sales rose 49% to $174.4 million from $117.1 million in the same period last year. All indirect businesses, including Coach Japan, business-to-business, international wholesale and US department stores, contributed to this significant increase.

    Mr. Frankfort added, "Our direct-to-consumer channel was again strong this holiday quarter. More generally, we believe it's worth mentioning that U.S. Coach stores, our lead business, rose 53% in sales during the last two calendar years. This growth was fueled by a 76% increase at U.S. retail stores and a 28% gain at factory stores. Driving these increases in turn were a 44% two-year comp at retail stores and a 13% comp at factory, as well as 33 net new full-price stores with 14 expansions, and 5 net new factory stores with 5 expansions.
    "In our indirect segment, we saw sustained momentum in Japan, as sales at Coach Japan grew 69%, or just over 50% in yen terms, in the second quarter. Comparable locations posted double-digit sales gains, as they have for 11 of the last 12 quarters, and our results in new shops exceeded our original projections. In U.S. department stores POS sales rose nearly 25% from prior year levels in the quarter.
    "Across all businesses, handbags and women's accessories continued to drive our business results. The expanded Soho collection, launched in the fall, quickly became a favorite with consumers. Within Soho, the Duffle was the key item for holiday and was offered in a wide variety of materials and colors. Two new initiatives for Coach - our capsule kids' collection and a new evening/occasion group - were well received and represent growth opportunities."
    During the second quarter of fiscal 2004, the company opened three Coach retail stores, bringing the total to 165 retail stores and 77 factory stores at December 27, 2003. In addition, two stores were relocated and/or expanded. Through Coach Japan, 3 locations were added in Japan, bringing the total to 99.
    "Our holiday momentum has continued well into January with strong response to new styles and colors in the Soho collection, and in updated spring accessories," Mr. Frankfort added. "Arriving next week will be a fresh interpretation of the Hamptons carryall in pastel suedes trimmed with patent leather, and the popular patent gallery totes in great spring colors. For March, we're bringing back an expanded Hamptons Weekend and Soho Twill offering to broaden Coach's appeal in the casual, weekend market.
    "This spring, as planned, we will add about 10 more retail stores in the U.S., bringing the total to about 20 new retail stores in fiscal 2004. We will also be adding at least two new locations in Japan during the second half, for a full year total of at least seven new locations. New store openings in Japan this spring include a 5,300 square foot flagship store in the Marunouchi area of Tokyo, further leveraging our opportunity in this important market.
    "Most broadly, the wind has clearly been at our backs, as we have realized truly exceptional growth, virtually doubling our sales over the last three calendar years. Our brand is vibrant and our franchise continues to expand by obtaining a larger share of our existing user's accessory wardrobe while attracting a newer consumer who demonstrates strong repurchase behavior. We're confident that our proven growth strategies will enable us to further build market share in the years ahead," Mr. Frankfort concluded.
    The company now estimates full fiscal year 2004 sales of over $1.26 billion, an increase of at least 32% from prior year, with earnings per share of at least $1.20, compared with analysts' current consensus estimate of $1.15 and an operating margin of more than 30%. This reflects second half sales of at least $595 million, up 32% and earnings per share of at least $0.48, up 45% from the $0.33 reported for the same period in fiscal 2003 and above the analysts' consensus estimate of $0.44.
    As previously announced, during the quarter the company repurchased and retired 1,511,300 shares of common stock at an average cost of $36.36. At the end of the quarter approximately $65 million remained available for future repurchases under Coach's authorized repurchase program, which expires in January 2006.
    Coach will host a conference call to review these results at 8:30 a.m. (EST) today, January 21, 2004. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations. A telephone replay will be available starting at 12:00 noon that day, for a period of five business days. The number to call is 1-888-282-0028. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, jewelry, sunwear, furniture and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

    This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.


                              COACH, INC.
                              -----------
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
              -------------------------------------------
      For the Quarters and Six Months Ended December 27, 2003 and
                           December 28, 2002
      -----------------------------------------------------------
                 (in thousands, except per share data)
                 -------------------------------------
                              (unaudited)
                              -----------

                                  QUARTER ENDED     SIX MONTHS ENDED
                               ------------------- -------------------
                               December  December  December  December
                                  27,       28,       27,       28,
                                 2003      2002      2003      2002
                                --------  --------  --------  --------

 Net sales                     $411,513  $308,523  $669,888  $501,314

 Cost of sales                  106,370    91,681   176,836   153,248
                                --------  --------  --------  --------

 Gross profit                   305,143   216,842   493,052   348,066

 Selling, general and
  administrative expenses       144,439   114,242   260,723   207,858
                                --------  --------  --------  --------

 Operating income               160,704   102,600   232,329   140,208

 Interest (income), net            (466)     (110)     (871)     (275)
                                --------  --------  --------  --------

 Income before income taxes
  and minority interest         161,170   102,710   233,200   140,483
 Income taxes                    60,445    38,003    87,453    51,980
 Minority interest, net of tax    5,287     2,276     7,980     3,592
                                --------  --------  --------  --------

 Net income                    $ 95,438  $ 62,431  $137,767  $ 84,911
                                ========  ========  ========  ========


 Basic net income per share    $   0.52  $   0.35  $   0.75  $   0.48
                                ========  ========  ========  ========

 Shares used in computing
  basic net income per share    185,231   177,956   184,418   177,990
                                ========  ========  ========  ========

 Diluted net income per share  $   0.50  $   0.34  $   0.72  $   0.46
                                ========  ========  ========  ========

 Shares used in computing
  diluted net income per share  191,985   183,861   191,480   184,205
                                ========  ========  ========  ========



                              COACH, INC.
                              -----------
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 -------------------------------------
       At December 27, 2003, June 28, 2003 and December 28, 2002
       ---------------------------------------------------------
                            (in thousands)
                            --------------

                                       December   June       December
                                         27,       28,         28,
                                        2003      2003        2002
                                       --------  --------    --------
                                     (unaudited)           (unaudited)
ASSETS

Cash and cash equivalents              $372,775  $229,176    $171,141
Receivables                              94,452    35,470      67,284
Inventories                             157,226   143,807     135,908
Other current assets                     51,548    40,085      25,855
                                        --------  --------    --------

Total current assets                    676,001   448,538     400,188

Property and equipment, net             132,353   118,547     104,404
Other assets                             52,928    50,567      62,698
                                        --------  --------    --------

Total assets                           $861,282  $617,652    $567,290
                                        ========  ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                       $ 55,176  $ 26,637    $ 34,205
Accrued liabilities                     143,061   108,273     128,740
Subsidiary credit facilities             34,432    26,471      42,504
Current portion of long-term debt           115        80          80
                                        --------  --------    --------

Total current liabilities               232,784   161,461     205,529

Long-term debt                            3,420     3,535       3,535
Other liabilities                         5,274     3,572       4,036

Minority interest                        30,135    22,155      18,139

Stockholders' equity                    589,669   426,929     336,051
                                        --------  --------    --------

Total liabilities and stockholders'
 equity                                $861,282  $617,652    $567,290
                                        ========  ========    ========

    CONTACT: Coach
             Analysts & Media:
             Investor Relations:
             Andrea Shaw Resnick, 212/629-2618